EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Announces Long-Term Strategic Partnership with Idaho National Laboratory

RESTON, Va., December 12, 2022 (GLOBE NEWSWIRE) – Lightbridge Corporation (Nasdaq: LTBR), an advanced nuclear fuel technology company, has entered into landmark agreements with Idaho National Laboratory (INL), in collaboration with the U.S. Department of Energy (DOE), to support the development of Lightbridge Fuel™. The framework agreements use an innovative structure and consist of an “umbrella” Strategic Partnership Project Agreement (SPP) and an “umbrella” Cooperative Research and Development Agreement (CRADA), each with Battelle Energy Alliance, LLC (BEA), DOE’s operating contractor for INL, with an initial duration of seven years.

It is anticipated that the initial phase of work under the two agreements will culminate in irradiation testing in the Advanced Test Reactor (ATR) of fuel samples using enriched uranium supplied by DOE. The initial phase of work aims to generate irradiation performance data for Lightbridge’s delta-phase uranium-zirconium alloy relating to various thermophysical properties. The data will support fuel performance modeling and regulatory licensing efforts for the commercial deployment of Lightbridge Fuel.

It is anticipated that subsequent phases of work under the two umbrella agreements will include post-irradiation examination of the irradiated fuel samples, loop radiation testing in the ATR, and post-irradiation examination of one or more uranium-zirconium fuel rodlets, as well as transient experiments in the Transient Reactor Test Facility (TREAT) at INL.

“U.S. nuclear power generation is more essential than ever before in addressing climate change and achieving net-zero carbon emissions,” stated Dr. Jess Gehin, Associate Laboratory Director for Nuclear Science & Technology at INL. “We are pleased to partner with American companies such as Lightbridge to utilize our unique DOE national laboratory resources to support the development of advanced nuclear fuel technologies that enables U.S. leadership in nuclear energy.”

Seth Grae, President and CEO of Lightbridge, said: “Today’s announcement marks a major milestone for Lightbridge and our fuel development program. We look forward to working closely with INL, which Congress has designated as the nation’s lead nuclear energy research and development laboratory and is DOE’s lead nuclear fuel testing laboratory. Securing a long-term strategic relationship with INL, in collaboration with DOE, gives Lightbridge access to state-of-the-art ATR and TREAT reactor test facilities right here in the United States. It is encouraging to see DOE demonstrating continued leadership in advancing nuclear power, from extending the lives of existing reactors to funding advanced nuclear technologies through programs like the GAIN Voucher awards that we have been the recipient of twice. Entry into these two framework agreements lays a strong foundation for advancing our critical path fuel development efforts in the coming years toward the commercial deployment of Lightbridge Fuel. Additionally, we believe these agreements are an important milestone in restoring America’s leadership in nuclear energy, and demonstrate the innovation and progress taking place in  meeting its strategic goals relating to energy security and climate change for the United States and its allies.”

For more information, please refer to our 8-K filing with the Securities and Exchange Commission.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is an advanced nuclear fuel technology development company positioned to enable carbon-free energy applications that will be essential in preventing climate change. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for Small Modular Reactors, as well as existing light-water reactors, which significantly enhances reactor safety, economics, and fuel proliferation resistance. To date, Lightbridge has been awarded twice by the U.S. Department of Energy’s Gateway for Accelerated Innovation in Nuclear (GAIN) program to support development of Lightbridge Fuel™. Lightbridge’s innovative fuel technology is backed by an extensive worldwide patent portfolio. Lightbridge is included in the Russell Microcap® Index. For more information, please visit: www.ltbridge.com.

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About Idaho National Laboratory

Battelle Energy Alliance manages INL for the U.S. Department of Energy’s Office of Nuclear Energy. INL is the nation’s center for nuclear energy research and development, and also performs research in each of DOE’s strategic goal areas: energy, national security, science and the environment. For more information, visit www.inl.gov. Follow us on social media: Twitter, Facebook, Instagram and LinkedIn.

Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities, other steps to commercialize Lightbridge Fuel™ and future governmental support and funding for nuclear energy. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company’s product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors, including small modular reactors; the Company’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people, economies, and the Company’s ability to access capital markets; war in Europe; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge’s filings with the  Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31st, 2021 and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (646) 828-8710

ir@ltbridge.com

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